Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements No. 333-33165, No. 333-88161, No. 333-122502, and No. 333-103076 on Form S-8, and Registration Statement No. 333-131114 on Form S-3 of our reports dated December 10, 2008, relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated (the “Company”), and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended September 28, 2008.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 10, 2008